Exhibit 99.1

Electromed, Inc. Announces Record Financial Performance in Fiscal 2025 Second Quarter

Company maintained strong momentum to deliver another quarter of record revenue and earnings, while continuing to invest in multiple strategic growth initiatives

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three and six months ended December 31, 2024 (“Q2 FY 2025”).

Q2 FY 2025 Company Highlights

●	Net revenue increased 18.7% to a record $16.3 million in Q2 FY 2025, from $13.7 million in the second quarter of the prior fiscal year.

●	Operating income increased to a record $2.5 million, 15.6% of net revenues and a year-over-year increase of 12.3%.

●	Net income was $2.0 million, or $0.22 per diluted share, compared to $1.7 million, or $0.19 per diluted share in Q2 FY 2024.

●	Continued to deliberately expand the sales force, ending the quarter with 54 reps.

●	Reached over 10,000 clinicians through the “Triple Down on Bronchiectasis” educational campaign launched in Q1 FY 2025.

“Our team’s performance across the board in sales, marketing, manufacturing, and order fulfillment was outstanding,” said Jim Cunniff, President, and Chief Executive Officer. “The impact of their work is plain to see, with strong growth in all three of our customer categories, record quarterly revenues and solid operating and net income during the quarter. A prime example of our sterling performance is our ability to improve our working capital by reducing inventory while continuing to meet our patients’ therapy needs. This is particularly important for us given our unique direct-to-patient model. We are also continually seeking ways to improve efficiency across the organization, and during the quarter we initiated an investment in a new CRM system to further enhance our commercial team’s productivity. I am proud of Electromed’s position as a growing and profitable MedTech company, and we expect to report continued improvements throughout the remainder of fiscal 2025.”

Q2 FY 2025 Results

All amounts below are for the three months ended December 31, 2024, and compare to the three months ended December 31, 2023 (“Q2 FY 2024”).

Net revenues grew 18.7% to $16.3 million, from $13.7 million.

Revenue in our direct homecare business increased year-over-year by 15.2% to $14.6 million, from $12.7 million. The increase in revenue was due to an increase in referrals and approvals driven by an increase in direct sales representatives, higher net revenues per approval, and efficiencies within our reimbursement department. Field sales force employees totaled 60 at quarter end, 54 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q2 was $1,077,000, slightly higher than Electromed’s target range of $900,000 to $1,000,000.

Gross profit increased to $12.6 million or 77.7% of net revenues from $10.5 million or 77.0% of net revenues. The increase in gross profit dollars and percentage were primarily a result of increased volumes and higher average net revenue per device.

Selling, general and administrative (“SG&A”) expenses were $9.8 million representing an increase of $1.7 million or 20.3%. The increase in the current year period was primarily due to the accelerated recognition of non-cash share-based compensation associated with the vesting of performance-based equity awards, along with increased salaries and incentive compensation related to the higher average number of sales, sales support, marketing, and reimbursement personnel to process higher patient referrals.

Operating income was a record $2.5 million, compared to $2.3 million. The increase in operating income was driven primarily by increased revenue and gross profit.

Net income was a record $2.0 million, or $0.22 per diluted share, compared to $1.7 million, or $0.19 per diluted share.

As of December 31, 2024, Electromed had $16.2 million in cash, $22.8 million in accounts receivable and no debt, achieving a working capital of $35.5 million and total shareholders’ equity of $43.6 million. The cash balance reflects an increase of $0.2 million for the six months ended December 31, 2024, compared to an increase in cash of $3.1 million in the six months ended December 31, 2023. The increase in cash for the 6 months ended December 31, 2024, was driven by $5.5 million of positive operating cash flow, offset by share repurchases of approximately $4.5 million of Electromed common stock and $0.8 million of taxes paid from net share settlement of vested stock.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, February 11, 2025.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International) using passcode 0177798.

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1705037&tp_key=8af23b601f.

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10196088. Additionally, an online replay will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Healthcare
(617) 877-9641
mike.cavanaugh@icrhealthcare.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2024	June 30, 2024
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$16,235,000	$16,080,000
Accounts receivable (net of allowances for credit losses of $45,000)	22,775,000	23,333,000
Contract assets	997,000	719,000
Inventories	3,081,000	3,712,000
Income taxes receivable	514,000	-
Prepaid expenses and other current assets	587,000	329,000
Total current assets	44,189,000	44,173,000
Property and equipment, net	5,216,000	5,165,000
Finite-life intangible assets, net	609,000	657,000
Other assets	108,000	87,000
Deferred income taxes	2,152,000	2,152,000
Total assets	$52,274,000	$52,234,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	1,506,000	1,010,000
Accrued compensation	3,623,000	3,893,000
Income tax payable	-	277,000
Warranty reserve	1,599,000	1,567,000
Other accrued liabilities	1,939,000	930,000
Total current liabilities	8,667,000	7,677,000
Other long-term liabilities	4,000	12,000
Total liabilities	8,671,000	7,689,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized;
8,556,844 and 8,637,883 shares issued and outstanding, as of December 31, 2024 and June 30, 2024, respectively	86,000	87,000
Additional paid-in capital	20,940,000	20,790,000
Retained earnings	22,577,000	23,668,000
Total shareholders’ equity	43,603,000	44,545,000
Total liabilities and shareholders’ equity	$52,274,000	$52,234,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$16,255,000	$13,689,000	$30,923,000	$26,013,000
Cost of revenues	3,628,000	3,144,000	6,805,000	5,970,000
Gross profit	12,627,000	10,545,000	24,118,000	20,043,000

Operating expenses
Selling, general and administrative	9,834,000	8,175,000	19,221,000	17,325,000
Research and development	251,000	107,000	417,000	313,000
Total operating expenses	10,085,000	8,282,000	19,638,000	17,638,000
Operating income	2,542,000	2,263,000	4,480,000	2,405,000
Interest income, net	152,000	96,000	347,000	173,000
Net income before income taxes	2,694,000	2,359,000	4,827,000	2,578,000

Income tax expense	726,000	685,000	1,385,000	749,000

Net income	$1,968,000	$1,674,000	$3,442,000	$1,829,000

Income per share:
Basic	$0.23	$0.20	$0.41	$0.21

Diluted	$0.22	$0.19	$0.38	$0.21

Weighted-average common shares outstanding:
Basic	8,424,534	8,545,120	8,494,511	8,541,254
Diluted	8,953,349	8,800,172	8,983,726	8,791,519

Electromed, Inc.

Condensed Statements of Cash Flows

	Six Months Ended December 31,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$3,442,000	$1,829,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	414,000	398,000
Amortization of finite-life intangible assets	78,000	25,000
Share-based compensation expense	1,652,000	791,000
Changes in operating assets and liabilities:
Accounts receivable	558,000	1,142,000
Contract assets	(278,000)	(87,000)
Inventories	500,000	(509,000)
Prepaid expenses and other assets	(279,000)	1,104,000
Income taxes receivable, net	(791,000)	(83,000)
Accounts payable and accrued liabilities	434,000	(1,171,000)
Accrued compensation	(270,000)	(212,000)
Net cash provided by operating activities	5,460,000	3,227,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(270,000)	(180,000)
Expenditures for finite-life intangible assets	(25,000)	(40,000)
Net cash used for investing activities	(295,000)	(220,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	346,000	55,000
Taxes paid on net share settlement of stock awards	(820,000)	-
Repurchase of common stock	(4,536,000)	-
Net cash (used for) provided by financing activities	(5,010,000)	55,000
Net increase in cash	155,000	3,062,000

Cash And Cash Equivalents
Beginning of period	16,080,000	7,372,000
End of period	$16,235,000	$10,434,000